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                       Dime Bancorp, Inc. and Subsidiaries
                                   Exhibit 12
                       Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


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

                                                                                    For the                 For the
                                                                               Three Months Ended      Six Months Ended
                                                                                    June 30,               June 30,
                                                                             ----------------------- ----------------------
                                                                                2000        1999        2000       1999
                                                                             ----------- ----------- ----------- ----------
Excluding Interest on Deposits from Fixed Charges
-------------------------------------------------
Earnings:
    Income before income taxes and extraordinary items                        $  49,835   $  96,535    $151,822   $190,134
    Fixed charges                                                               135,142      82,498     248,338    170,387
                                                                             ----------- ----------- ----------- ----------
            Total earnings as adjusted                                         $184,977    $179,033    $400,160   $360,521
                                                                             =========== =========== =========== ==========

Fixed charges:
    Interest on borrowed funds                                                 $130,955   $  78,617    $239,818   $162,890
    Portion of rent expense deemed representative of the interest factor (1)      4,187       3,881       8,520      7,497
                                                                             ----------- ----------- ----------- ----------
            Total fixed charges                                                $135,142   $  82,498    $248,338   $170,387
                                                                             =========== =========== =========== ==========

Ratio of earnings to fixed charges excluding interest on deposits                 1.37x       2.17x       1.61x      2.12x

Including Interest on Deposits in Fixed Charges
-----------------------------------------------
Earnings:
    Income before income taxes and extraordinary items                        $  49,835   $  96,535    $151,822   $190,134
    Fixed charges                                                               267,428     199,009     511,100    406,740
                                                                             ----------- ----------- ----------- ----------
            Total earnings as adjusted                                         $317,263    $295,544    $662,922   $596,874
                                                                             =========== =========== =========== ==========

Fixed charges:
    Interest on borrowed funds                                                 $130,955   $  78,617    $239,818   $162,890
    Interest on deposits                                                        132,286     116,511     262,762    236,353
    Portion of rent expense deemed representative of the interest factor (1)      4,187       3,881       8,520      7,497
                                                                             ----------- ----------- ----------- ----------
            Total fixed charges                                                $267,428    $199,009    $511,100   $406,740
                                                                             =========== =========== =========== ==========

Ratio of earnings to fixed charges including interest on deposits                 1.19x       1.49x       1.30x      1.47x
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(1)  Represents one-third of total rent expense.